EXHIBIT INDEX

(d) Investment Management Services Agreement, dated March 1, 2006, between RiverSource Investments, LLC and AXP Market Advantage Series, Inc.

(h)(1) Board Services Agreement, dated Jan. 11, 2006, between RiverSource Funds and Board Services Corporation.

(h)(12) Master Fee Cap/Fee Waiver Agreement dated, Oct. 1, 2005, as amended March 18, 2006, between RiverSource Investments, LLC, Ameriprise Financial, Inc., RiverSource Service Corporation, Ameriprise Financial Services, Inc. and the RiverSource Funds and Preferred Master Trust.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(m)(3) Plan and Agreement of Distribution (Class D), dated October 1, 2005, between the Registrant, on behalf of RiverSource S&P 500 Index Fund, and Ameriprise Financial Services, Inc.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2006.